Filed Pursuant To Rule 433

Registration No. 333-209926

June 21, 2016

SPDR® ETF Options Report

June 13, 2016

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)	Options Available
SPY	SPDR S&P500 ETF Trust	85,400,040	2,396,833	948,068	1,448,765	9,113,972	14,949,620	Y
XLF	Financial Select Sector SPDR Fund	37,462,664	96,859	34,473	62,386	963,514	2,312,558	Y
XLE	Energy Select Sector SPDR Fund	14,165,407	40,701	15,052	25,649	490,968	797,729	Y
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	13,937,292	49,314	21,493	27,821	490,757	775,065	Y
XLU	Utilities Select Sector SPDR Fund	13,668,742	30,978	11,449	19,529	286,866	431,271	Y
XLP	Consumer Staples Select Sector SPDR Fund	10,103,343	14,850	4,867	9,982	106,962	264,879	Y
XLI	Industrial Select Sector SPDR Fund	10,059,515	23,997	12,034	11,963	196,913	424,960	Y
GLD®	SPDR Gold Shares	9,801,355	188,491	128,340	60,151	3,189,309	1,120,735	Y
XLV	Health Care Select Sector SPDR Fund	9,383,497	17,355	7,447	9,907	172,541	223,377	Y
JNK	SPDR Barclays High Yield Bond ETF	9,359,757	8,274	7,579	695	168,821	71,845	Y
XME	SPDR S&P Metals & Mining ETF	9,151,966	42,055	14,146	27,909	319,112	921,453	Y
XLK	Technology Select Sector SPDR Fund	8,621,759	8,160	4,436	3,724	94,180	120,386	Y
XBI	SPDR S&P Biotech ETF	7,026,428	26,242	12,977	13,265	231,164	374,632	Y
XRT	SPDR S&P Retail ETF	6,058,397	23,689	11,513	12,176	145,420	140,660	Y
KRE	SPDR S&P Regional Banking ETF	5,542,195	10,003	4,573	5,431	127,047	167,528	Y
XLY	Consumer Discretionary Select Sector SPDR Fund	5,127,602	10,930	3,203	7,727	158,913	269,689	Y
XLB	Materials Select Sector SPDR Fund	5,086,885	11,858	1,396	10,462	98,289	200,073	Y
XHB	SPDR S&P Homebuilders ETF	3,259,378	3,280	1,619	1,661	57,408	60,460	Y
FEZ	SPDR EURO STOXX 50 ETF	3,061,496	6,297	4,020	2,277	76,873	52,376	Y
KBE	SPDR S&P Bank ETF	2,878,633	1,714	55	1,658	7,929	51,142	Y
DIA	SPDR Dow Jones Industrial Average ETF Trust	2,782,931	30,866	16,101	14,765	356,177	292,168	Y
MDY	SPDR S&P MidCap 400 ETF Trust	1,793,818	2,137	1,777	361	64,579	29,061	Y
SJNK	SPDR Barclays Short Term High Yield Bond ETF	1,366,081	7	7	—	116	1,091	Y
XES	SPDR S&P Oil & Gas Equipment & Services ETF	905,883	206	192	15	4,750	686	Y
SDY	SPDR S&P Dividend ETF	843,220	110	64	46	5,806	2,027	Y
CWB	SPDR Barclays Convertible Securities ETF	655,306	9	5	4	186	157	Y
RWX	SPDR Dow Jones International Real Estate ETF	534,824	—	—	—	103	1	Y

Source: Bloomberg.

STATE STREET GLOBAL ADVISORS.
SPDR®

SPDR® ETF Options Report

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)	Options Available
BWX	SPDR Barclays International Treasury Bond ETF	472,064	6	3	2	312	67	Y
RWR	SPDR Dow Jones REIT ETF	287,002	16	2	14	416	4,032	Y
KIE	SPDR S&P Insurance ETF	249,939	32	3	29	364	750	Y
XPH	SPDR S&P Pharmaceuticals ETF	245,270	22	20	2	565	147	Y
TFI	SPDR Nuveen Barclays Municipal Bond ETF	242,104	0	0	—	4	20	Y
RWO	SPDR Dow Jones Global Real Estate ETF	229,848	—	—	—	—	2	Y
DWX	SPDR S&P International Dividend ETF	180,662	2	1	1	96	56	Y
GNR	SPDR S&P Global Natural Resources ETF	120,590	0	0	0	149	140	Y
GWX	SPDR S&P International Small Cap ETF	102,194	2	0	2	21	100	Y
EBND	SPDR Barclays Emerging Markets Local Bond ETF	73,284	—	—	1	1	—	Y
GUR	SPDR S&P Emerging Europe ETF	60,331	3	2	1	31	10	Y
XSD	SPDR S&P Semiconductor ETF	59,804	2	2	1	36	12	Y
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	57,713	6	5	1	38	112	Y
GXC	SPDR S&P China ETF	50,255	10	5	5	5,286	196	Y
EWX	SPDR S&P Emerging Markets SmallCap ETF	47,022	4	3	1	116	218	Y
EDIV	SPDR S&P Emerging Markets Dividend ETF	43,617	5	0	4	97	78	Y
XLRE	Real Estate Select Sector SPDR Fund	3,435	—	—	—	—	—	Y

Source: Bloomberg.

State Street Global Advisors

2

SPDR® ETF Options Report
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For investment professional use only. Not for use with the public.
State Street Global Advisors, One Lincoln Street, Boston, MA 02111-2900. T: +1 617 664 7727.
Important Risk Information
This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed.
ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs net asset value. Brokerage commissions and ETF expenses will reduce returns.
Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors and companies.
Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to risk, including the possible loss of principal. Sector ETFs products are also subject to sector risk and non-diversification risk, which generally results in greater price fluctuations than the overall market.
Non-diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than diversified funds and the market as a whole.
Options investing entail a high degree of risk and may not be appropriate for all investors. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.
Investing in commodities entails significant risk and is not appropriate for all investors.
Important Information Relating to SPDR Gold Trust
The SPDR Gold Trust (“GLD®”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering.
You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling 866.320.4053.
GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in GLD.
Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. The GLD prospectus is available here.
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Distributor: State Street Global Markets, LLC, member FINRA, SIPC, a wholly owned subsidiary of State Street
Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs. ALPS Distributors,
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Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully.
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ID6920-IBG-19769 0616 Exp. Date: 06/30/2017 IBG.SPDRETFOG.0616 PD001118
State Street Global Advisors

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.